Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

NAVIDEA BIOPHARMACEUTICALS, INC.

April 2, 2021

This Amendment (the “Amendment”) to the Amended and Restated Bylaws, as previously amended (the “Bylaws”) of Navidea Biopharmaceuticals, Inc. (the “Company”) dated as of April 2, 2021 (the “Effective Date”), is hereby adopted, pursuant to the provisions of Article VIII of the Company’s Bylaws, by the undersigned, being all of the directors of the Company.

1.	Section 2 of Article II of the Bylaws is hereby deleted and replaced in its entirety with the following:

“SECTION 2. SPECIAL MEETINGS. A special meeting of the stockholders may be called by the board of directors or, subject to the next paragraph, by any stockholder that owns of record twenty-two and one-half percent (22.5%) or more of the outstanding shares of capital stock of the Company entitled to vote on the issues presented at such a meeting. Such a special meeting of the stockholders may be called for any purpose or purposes and such meeting may be held at such time and place, within or without the State of Delaware, as may be determined by the board of directors; provided, however, that in the event of a special meeting of stockholders called and held as a result of a stockholder demand (pursuant the next paragraph), such purpose or purposes shall include the proposal(s) set forth in the stockholder’s written demand for such meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting as required by Section 3 of this Article II. Except as otherwise provided in this Section 2 of Article II, no officer, director nor stockholder shall have the power to call a meeting of stockholders without the authorization of the board of directors.

A stockholder that owns of record twenty-two and one-half percent (22.5%) or more of the outstanding shares of capital stock of the Company entitled to vote at such meeting may demand a special meeting of stockholders by written notice of demand given to the chief executive officer or chief financial officer of the corporation, which written notice shall contain (i) the proposals that the demanding stockholder intends to constitute the agenda for the special meeting, along with such additional textual discussion in support of such proposals to be included in the proxy statement for such meeting as reasonably requested by such demanding stockholder (which, for the avoidance of doubt, shall not restrict the ability of the Board of Directors to include in its notice and proxy materials for meeting textual discussion and recommendations either in support or opposition of such proposals), and (ii) the demanding stockholder’s agreement to pay the cost it incurs without seeking reimbursement from the Company (while the Company pays the costs it incurs without seeking reimbursement from the demanding stockholder) in preparing for, calling and holding such special meeting of stockholders. Within 30 days after receipt of the demand by one of those officers, the Board of Directors shall cause a special meeting of stockholders to be called and held on notice no later than 90 days after receipt of the demand. If the Board of Directors fails to cause a special meeting to be called and held as required by this paragraph, the stockholder making the demand may call the meeting by giving notice as required by Section 3.

Notwithstanding the foregoing, stockholders of the corporation may not deliver a written notice of demand for a special meeting prior to the one year anniversary of the date on which any prior notice of a special meeting resulting from a stockholder demand is sent to the corporation’s stockholders, and the corporation, including its officers and Board of Directors, shall have no obligation to cause a special meeting of stockholders to be called and held as a result of a demand delivered prior to such one year anniversary.”

2.	The following paragraph shall be added to the end of Section 3 of Article II of the Bylaws:

“In the case of any special meeting of stockholders called by a stockholder in accordance with Section 2 and conducted in accordance with Section 11 of this Article II upon the failure of the corporation’s Board of Directors to cause a special meeting to be called and held on a timely basis, any provisions in this Section 3 of Article II related to actions required or permitted to be performed by the corporation, the Board of Directors or any officer of the corporation shall instead be deemed to refer to the stockholder calling such special meeting.”

3.	Section 7 of Article II of the Bylaws is hereby deleted and replaced in its entirety with the following:

“SECTION 7. VOTE REQUIRED. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law, certificate of incorporation or these by-laws (as such by-laws are in effect on April 2, 2021) a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, at any special meeting called and held as result of a stockholder’s demand for such special meeting, the affirmative vote of a majority of shares of the corporation’s issued and outstanding capital stock entitled to vote on any such proposal shall be required to approve and adopt such proposal brought before such meeting that the corporation’s Board of Directors does not recommend that the stockholders approve, unless the question is one upon which by express provisions of an applicable law or the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.”

4.	The following sentence shall be added to the end of Section 10 of Article II of the Bylaws:

“In the case of any special meeting of stockholders called by a stockholder in accordance with Section 2 of this Article II, upon the failure of the corporation’s Board of Directors to cause a special meeting to be called and held, the actions related to fixing a record date required or permitted to be performed by the corporation’s Board of Directors shall instead be deemed to refer to the stockholder calling such special meeting.”

5.	Section 11 of Article II of the Bylaws is hereby deleted and replaced in its entirety with the following:

“SECTION 11. CONDUCT OF MEETINGS. The board of directors shall establish the agenda of each meeting of the stockholders, annual or special, at or prior to the calling thereof; provided, however, that in the event of a special meeting of stockholders called and held as a result of a stockholder demand (pursuant to Article II, Section 2), the agenda for the meeting shall be comprised of the proposal(s) set forth in the stockholder’s written demand for such meeting. No proposal of any corporate action by any stockholder, other than a proposal by a stockholder demanding a special meeting of stockholders as provided in Article II, Section 2, shall be considered at any meeting of stockholders unless the stockholder who intends to propose such action has delivered a timely written notice of his intention to put such proposal before the meeting to the executive offices of the Corporation. A notice of proposal will be deemed to not be timely unless it has been received by the Corporation within the time limits prescribed by paragraph (a)(iii) of Rule 14a-8 of the Proxy Rules of the Securities and Exchange Commission. The board of directors may determine that a proposal submitted by a stockholder pursuant to this section, other than a proposal by a stockholder demanding a special meeting of stockholders as provided in Article II, Section 2, has insufficient relationship to the business of the Corporation to justify delay, disruption or other interference with the meeting process or that implementation of such proposal would be contrary to applicable law, and upon making such determination, exclude such proposal from consideration at the meeting of stockholders with respect to which such proposal was submitted. The board of directors may, to the extent not prohibited by law, adopt such rules and regulations for the conduct of the meetings of stockholders as it shall deem appropriate. Except as provided in such rules and regulations, or as otherwise determined by the board of directors in advance of a meeting of stockholders, the order of business at all meetings of the stockholders and all matters relating to the manner of conducting the meeting shall be determined by the chairman of the meeting, whose decisions may be overruled only by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Meetings shall be conducted in a manner designed to accomplish the business of the meeting in a prompt and orderly fashion and to be fair and equitable to all stockholders, but it shall not be necessary to follow any rules of parliamentary procedure other than as prescribed by the board of directors or by the chairman of the meeting pursuant to this Section 11 of Article II.”

6.	The following paragraph shall be added to the end of Section 6 of Article IV of the Bylaws:

“In the case of any special meeting of stockholders called by a stockholder in accordance with Section 2 and conducted in accordance with Section 11 of this Article II, upon the failure of the corporation’s Board of Directors to cause a special meeting to be called and held on a timely basis, any provisions in this Section 6 of Article IV related to actions required or permitted to be performed by the corporation, the Board of Directors, or any officer of the corporation, including acting as chairman of the meeting, shall instead be deemed to refer to the stockholder calling such special meeting.”

7.	Article VIII of the Bylaws is hereby deleted and replaced in its entirety with the following:

“AMENDMENTS

These by-laws may be amended, altered or repealed and new by-laws adopted at any meeting of the Board of Directors by a majority vote; provided, however, the power of the Board of Directors to amend alter and repeal the bylaws shall not divest the stockholders of the power, nor limit their power to adopt amend and repeal bylaws; provided, further, that any amendment, alteration or repeal of the provisions amended by the amendment to these by-laws dated April 2, 2021, shall require the affirmative vote of at least eighty-five percent (85%) of the members of the Board of Directors or holders of a majority of the capital stock of the company entitled to vote thereon.”

8.	Except as expressly amended herein, the Bylaws remain unmodified and in full force and effect.

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